EXHIBIT 99.1

ATLAS AIR TO DELAY 10K FILING

April 2, 2003, Purchase, New York...Due to the ongoing re-audit of past financial statements for 2000 and 2001, Atlas Air Worldwide Holdings, Inc. [NYSE: CGO] announced today that it was unable to file its Annual Report on Form 10-K for 2002 on a timely basis. This inability to file is due primarily to difficulties encountered in obtaining the necessary historical records and data to enable the Company’s accountants, Ernst & Young, to re-audit 2000 and 2001 results, which were previously audited by Arthur Andersen. The Company currently anticipates completing its audit for fiscal 2002 during the first half of 2003, but is unable to predict when, or if, Ernst & Young will be in a position to finish the re-audit of the 2000 and 2001 results.

The Company’s inability to file its Annual Report on Form 10-K for 2002 creates a default under some of its debt and lease obligations. As the Company disclosed last week, however, it is already in negotiations with creditors and lessors regarding the restructuring of its outstanding debt and lease obligations, and the Company has deferred making payments on its bank debt, senior notes and leased aircraft while those negotiations are ongoing. One of the leased aircraft for which the Company had previously suspended payment has now been returned to its lessor, although negotiations are continuing. While negotiations are continuing, the lessor has initiated legal action against the Company, seeking to recover damages under the lease.

In addition, on March 21st, the Company received notification from the New York Stock Exchange that its common share price had fallen below the minimum one dollar price required for continued listing on the Exchange. As a result, the Company has six months from receipt of notification to bring its share price, and its average share price measured over the last 30 trading days of the six-month period, back above one dollar or be subject to suspension and de-listing procedures. The Company has notified the Exchange that it intends to take action to rectify the problem within the designated time frame.

As part of an ongoing effort to reduce costs, Atlas Air Inc, a wholly owned subsidiary of the Company, announced today that it is reducing its ground staff by approximately 30 percent, including open positions that will not be filled. The majority of the reductions have been implemented today, and the reductions in the aggregate are expected to save the Company $14 million on an annualized run-rate basis. The reductions affect ground staff employees at Atlas Air, Inc.’s Purchase, New York and Miami, Florida facilities.

Atlas Air, Inc. is a part of Atlas Air Worldwide Holdings, Inc. (“the Company”) and specializes in ACMI (Aircraft, Crew, Maintenance and Insurance) contracts and charter services, utilizing its fleet of Boeing 747 freighter aircraft.

This document contains forward-looking statements that involve assumptions, risks and uncertainties that could result in actual results differing materially from expected results. Forward-looking statements represent the Company’s expectations and beliefs concerning future events, based on information available to the Company at the date of this press release. Actual results may differ materially from those projected as a result of certain risks and uncertainties, including, but not limited to, the war with Iraq and political turmoil in the Middle East, the health of the global economy in general and the air cargo industry in particular, the Company’s ability to negotiate restructured obligations with its lessors and creditors, the success of the Company’s cost-cutting initiatives in enhancing profitability, significant changes in fuel prices and other operating and maintenance expenses, the availability and cost of war risk insurance for the Company, the outcome of current and potential litigation against the Company, the outcome of the SEC’s investigation of the Company, the possible de-listing of the Company’s Common Stock from the New York Stock Exchange, and such other risks and uncertainties as may be in the Company’s SEC filings from time to time. Investors should not place undue reliance on the forward-looking information contained herein, which speaks only as of the date of this press release. The Company disclaims any intent or obligation to update or alter any of the forward-looking statements, whether in response to new information, unforeseen events, changed circumstances or otherwise.

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